UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

SYSOREX, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

August 5, 2022

Dear Sysorex, Inc. Stockholders:

As you know, we adjourned our 2022 Virtual Annual Meeting of Stockholders (the “Annual Meeting”), originally scheduled for July 25, 2022, to 10:00 a.m. Eastern time on August 17, 2022, in order to allow our stockholders additional time to vote on the proposals (the “Proposals”) presented in our definitive proxy statement on Schedule 14A, as filed with the Securities and Exchange Commission (the “SEC”) on June 15, 2022.

If you were a stockholder as of May 27, 2022 and have not yet voted, please VOTE NOW! Your vote is very important.

The fastest and easiest way to vote is by telephone or over the Internet. Voting instructions are provided in the materials that were sent to you. If you have questions or need help voting your shares, please call our proxy solicitation firm, D.F. King & Co., Inc., at (800) 967-4607.

If you have already voted, you do not need to recast your votes. Proxies previously submitted in respect of the Annual Meeting will be voted at the adjourned Annual Meeting unless properly revoked.

The reconvened Annual Meeting will be held virtually at the following link: https://meetnow.global/M6UYG4V at 10:00 a.m. Eastern time on Wednesday, August 17, 2022.

Additional Information and Where to Find It

This document may be deemed to be solicitation material in respect of the Annual Meeting. Sysorex, Inc. (the “Company”) previously filed a definitive proxy statement with the SEC on June 15, 2022. BEFORE MAKING ANY VOTING DECISIONS, STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE ADJOURNED ANNUAL MEETING. The definitive proxy statement has been mailed to stockholders who are entitled to vote at the Annual Meeting. No changes have been made in the proposals to be voted on by stockholders at the Annual Meeting. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s website at https://www.sec.gov/cgi-bin/browse-edgar?CIK=0001737372&owner=exclude.

Participants in the Solicitation

The Company and its directors and executive officers and other employees may be deemed to be participants in the solicitation of proxies in respect of the adjourned Annual Meeting. The Company has also engaged D.F. King & Co., Inc., a proxy solicitation firm, to assist management with obtaining adequate votes to achieve the required quorum of at least a majority of the outstanding shares of common stock, and to approve the Proposals.

/s/ Wayne Wasserberg
Wayne Wasserberg
Chief Executive Officer